UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 14, 2006

Healthaxis Inc.

(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania

(State or Other Jurisdiction of Incorporation)

0-13591	23-2214195

(Commission File Number)	(IRS Employer Identification No.)

7301 North State Highway 161, Suite 300, Irving, Texas	75039

(Address of Principal Executive Offices)	(Zip Code)

(972) 443-5000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01: ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On August 14, 2006, Healthaxis Inc. (the “Company”) executed a Loan and Security Agreement (the “LSA”) with Silicon Valley Bank (“SVB”), with respect to a revolving line and equipment advances. Under the LSA, the Company may borrow (a) up to the lesser of (i) $5 million and (ii) 80% of eligible accounts receivable subject to certain adjustments and (b) up to $750,000 for equipment purchases. The LSA also provides for certain treasury management services, including letters of credit, foreign currency exchange contracts, and various cash management services. Based on the calculation of the borrowing base as of June 30, 2006, we would have been eligible to draw up to approximately $2.1 million under the working capital line of credit if the line of credit had been in place on that date.

Advances under the LSA bear interest at SVB’s prime rate plus 1.0% for revolving advances or 1.5% for equipment advances. The LSA contains customary affirmative and negative covenants, and requires that the company maintain specified Adjusted Quick Ratio (ratio of certain current assets to certain liabilities as defined in the LSA), EBITDA, and debt service coverage requirements. The advances under the LSA are secured by a first priority lien on substantially all the assets of the Company, including intellectual property. The revolving line matures August 13, 2007 and the equipment line matures September 1, 2009.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

Exhibit	Description

10.1	Loan and Security Agreement between the Company and Silicon Valley Bank dated August 14, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 17, 2006

HEALTHAXIS INC.

By:	/s/ Ronald K. Herbert

Ronald K. Herbert
Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

10.1	Loan and Security Agreement between the Company and Silicon Valley Bank dated August 14, 2006.